Exhibit 99.1

Onconetix Announces New Clinical Data for its Innovative Prostate Cancer Test Proclarix Accepted for Presentation at 2025 European Association of Urology Congress

CINCINNATI, March, 19, 2025 -- Onconetix, Inc., (Nasdaq: ONCO) (“Onconetix” or the “Company”), (formerly Blue Water Biotech, Inc. (BWV)), a cancer diagnostics company focused on the research, development and commercialization of innovative solutions for oncology, today announced that an abstract has been accepted for presentation at the 2025 European Association of Urology (EAU) congress taking place March 21-24, 2025, in Madrid, Spain.

The presentation, titled, “Clinical Performance of Proclarix in Ruling Out Clinically Insignificant or No Prostate Cancer: Evaluation in a Danish Cohort,” will highlight Proclarix performance results recently obtained from a study including more than 800 patients recruited from Lillebaelt Hospital - University Hospital of Southern Denmark.

“The abstract accepted for presentation at EAU congress will showcase the importance of early detection of prostate cancer, particularly using Proclarix, a biomarker-based blood test,” stated Ralph Schiess, PhD, CEO of Proteomedix, a wholly-owned subsidiary of Onconetix, and added: “Proclarix has already demonstrated in multiple studies that it can be safely used to reduce performed biopsies by ruling out patients with clinically insignificant or no prostate cancer while minimizing the risk of missing clinically significant cancer when compared to standard of care.”

Details on the presentation are as follows:

Presentation Title:	Clinical Performance of Proclarix in Ruling Out Clinically Insignificant or No Prostate Cancer: Evaluation in a Danish Cohort
Presenter:	Zedan Raid A.H, Lillebaelt Hospital - University Hospital of Southern Denmark, Department of Oncology, Vejle, Denmark
Session Title:	Diagnostic and prognostic biomarkers in prostate cancer
Date and Time:	March 23, 2025, from 5:15 PM to 6:45 PM CET

About Proclarix®

Proclarix® is CE-certified under In Vitro Diagnostic Regulation (“IVDR”) and indicated for prostate cancer diagnosis in patients with normal digital rectal exam (DRE), enlarged prostate volume and elevated levels of PSA at 2-10 ng/ml. Proclarix® is a risk score combining in-vitro assays for the quantitative detection of biomarkers with a proprietary algorithm to assess a patient’s risk of having clinically significant prostate cancer. Detection of prostate cancer-related biomarkers in blood serum using the Proclarix® risk score has been demonstrated in multiple clinical studies to be a reliable indicator of the presence of clinically significant prostate cancer. Proclarix® is included in both the European (EAU) and American (AUA) guidelines.

About Onconetix, Inc.

Onconetix is a commercial stage biotechnology company focused on the research, development and commercialization of innovative solutions for men’s health and oncology. Through our recent acquisition of Proteomedix, we own Proclarix®, an in vitro diagnostic test for prostate cancer originally developed by Proteomedix and approved for sale in the European Union (“EU”) under the IVDR, which we anticipate will be marketed in the U.S. as a lab developed test (“LDT”) through our license agreement with Labcorp. We also own ENTADFI, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of benign prostatic hyperplasia (“BPH”), a disorder of the prostate. For more information, visit www.onconetix.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements (including, without limitation, the anticipated results of the Company’s sales and marketing efforts for its commercial stage products as described herein) are based on Onconetix’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, market and other conditions; risks related to Onconetix’s ability to commercialize or monetize Proclarix and integrate the assets and commercial operations acquired in the share exchange with Proteomedix; risks related to the Company’s present need for capital to commercially launch Proclarix and have adequate working capital; risks related to Onconetix’s ability to attract, hire and retain skilled personnel necessary to commercialize and operate the Company’s commercial products; the failure to obtain and maintain the necessary regulatory approvals to market and commercialize Onconetix’s products; risks related to the Company’s ability to obtain and maintain intellectual property protection for its current products; whether the Company will be able to maintain compliance with Nasdaq’s applicable listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; and the Company’s reliance on third parties, including manufacturers and logistics companies. As with any commercial-stage pharmaceutical product or any product candidate under clinical development, there are significant risks in the development, regulatory approval and commercialization of biotechnology products. Onconetix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Onconetix’s Annual Report on Form 10-K, filed with the SEC on April 11, 2024 and periodic reports filed with the SEC on or after the date thereof. All of Onconetix’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Investor and Media Contact Information:

Onconetix, Inc.
201 E. Fifth Street, Suite 1900
Cincinnati, OH 45202
Phone: (513) 620-4101

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Email: investors@onconetix.com